Exhibit 99.1

Contact: Susan Filyk Investor Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Investors, Inc. Reports Results for Fiscal Year 2015

Company Continues to be Challenged by a Strong Dollar,

Weak Emerging Markets and Slumping Commodity Prices

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SAN ANTONIO–September 16, 2015–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $4.0 million, or $(0.26) per share, on operating revenues of $9.4 million for the fiscal year ended June 30, 2015. For the fiscal year 2014, U.S. Global Investors recorded a net loss of $970,000, or $(0.06) per share, on operating revenues of $11.4 million. In the fourth quarter of fiscal year 2015, the company had a net loss of $2.1 million, or $(0.13) per share, on operating revenues of $1.9 million.

The fiscal 2015 results include the impact of a non-cash tax expense of $1.9 million, or $(0.12) per share, of which $1.2 million, or $(0.08) per share, was included in the fourth quarter of fiscal year 2015.

On June 30, 2015, total assets under management as of period end were $792 million compared to $1.23 billion on June 30, 2014, a decrease of 36 percent. The decrease in total assets under management was primarily due to market depreciation in resource related assets and redemptions in mutual funds. On a positive note, the decrease in assets was partially offset by the launch of the company’s first exchange traded fund (ETF), the U.S Global Jets ETF. During fiscal 2015, U.S. Global Investors’ average assets under management were $931 million, compared to $1.08 billion in fiscal 2014.

Transforming Through a Year Challenged by a Strong Dollar and Slowing Global Growth

The challenges of a prolonged decline in emerging markets, gold and natural resources have dramatically impacted GROW’s revenues for the past four years. “The company will weather this storm by continuing a lean and reflexive cost structure and streamlining operations, while building for the future with innovative and competitive products,” says Frank Holmes, CEO of U.S. Global Investors, Inc. “We study global purchasing managers index (PMI) numbers as leading indicators of the future health of the global economy. Until PMIs are positive and constructive, odds favor commodity prices will remain flat or get worse. The cascading effect of the strong dollar and slow global growth is a headwind for natural resource and emerging markets investments as well as many American multinational companies.”

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September 16, 2015

Company’s First Smart Beta ETF “JETS” Took Flight

U.S. Global Investors expanded its product mix with the launch of its first ETF on April 30, 2015. U.S. Global Jets ETF trades on the New York Stock Exchange under the ticker JETS. As the only airline-focused ETF presently available to investors, the product positions the company to grow assets under management. Out of all the equity ETFs launched in the first half of 2015, JETS ranked in the top 10 funds in assets under management, according to data from ETF.com.

Short-Term Municipal Bonds—A Solution to Choppy Markets

“As investors continued to experience the pains of volatile equity markets and apprehension over the timing of potential interest rate increases, our Near-Term Tax Free Fund (NEARX) remained a calming solution. It has demonstrated positive returns every year for the past two decades, providing investors and financial advisors steady past performance, through bull and bear markets and rising and falling interest rate environments. Out of 25,000 equity and bond mutual funds, only 30 of them have had positive returns for 20 years in a row,” says Holmes. NEARX is the company’s second largest mutual fund and invests in short-term high quality municipal bonds.

Share Repurchase Program

U.S. Global Investors continued purchasing outstanding stock. Since the program began in January 2013, the company has purchased shares totaling 243,654 class A shares using cash of approximately $755,000. The company uses an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day. The share repurchase plan expires at the end of the calendar year 2015 but may be suspended or discontinued at any time.

Continued Strong Balance Sheet

The company had net working capital of approximately $19.8 million at the end of fiscal year 2015. With approximately $3.5 million in cash and cash equivalents and $19.9 million in securities recorded at fair value, which together comprise approximately 76 percent of total assets, U.S. Global Investors has adequate liquidity and is in a position to pursue potential investment opportunities. The company has had no long-term debt since 2004 and owns its headquarters building.

U.S. Global Continues GROW Dividends

The company has continued to pay monthly dividends for more than seven years and will continue dividend payments in the fourth calendar quarter of 2015.

The company’s board of directors approved the payment of the $0.0025 per share per month dividend beginning in October 2015 and continuing through December 2015. The company plans to use the cash from the lower dividend payment in the launching of new ETFs.

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The dividend record dates are October 13, November 9 and December 14, and the payment dates will be October 27, November 23 and December 28.

At the end of this period, the company will have paid monthly dividends for more than eight years. At the September 14, 2015, closing price of $2.05, the current $0.005 monthly dividend equals a 2.9 percent yield on an annualized basis.

The continuation of future cash dividends will be determined by U.S. Global’s board of directors, at its sole discretion, after review of the company’s financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the company and general business conditions.

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, September 17, 2015, to discuss the company’s key financial results for the fiscal year. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register or visit www.usfunds.com. Please log in at least 5 minutes prior to the start of the webcast.

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Selected financial data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	6/30/2015	3/31/2015	6/30/2014
Operating Revenues	$1,872	$1,831	$2,905
Operating Expenses	3,034	3,049	3,350

Operating Income (Loss)	(1,162)	(1,218)	(445)
Total Other Income (Loss)	(89)	249	667
Tax Expense (Benefit)	801	25	(51)

Net Income (Loss) from Continuing Operations	(2,052)	(994)	273
Net Loss from Discontinued Operations	—	—	(6)

Net Income (Loss)	$(2,052)	$(994)	$267
Less: Net Income Attributable to Non-Controlling Interest	1	13	7

Net Income (Loss) Attributable to U.S. Global Investors	$(2,053)	$(1,007)	$260

Earnings (Loss) per share (basic and diluted)	$(0.13)	$(0.07)	$0.02

Avg. common shares outstanding (basic)	15,380,689	15,379,365	15,437,165
Avg. common shares outstanding (diluted)	15,380,689	15,379,365	15,437,165

Avg. assets under management (millions)	$819	$818	$1,023

Selected financial data for fiscal year: (dollars in thousands, except per share data)

	2015	2014
Operating Revenues	$9,371	$11,439
Operating Expenses	12,959	14,841

Operating Loss	(3,588)	(3,402)
Total Other Income	434	2,165
Income Tax Expense (Benefit)	822	(517)

Loss from Continuing Operations	(3,976)	(720)
Loss from Discontinued Operations	—	(243)

Net Loss	(3,976)	(963)
Less: Net Income Attributable to Non-Controlling Interest	54	7

Net Loss Attributable to U.S. Global Investors	$(4,030)	$(970)

Loss per share (basic and diluted)	$(0.26)	$(0.06)

Avg. common shares outstanding (basic)	15,399,831	15,459,022
Avg. common shares outstanding (diluted)	15,399,831	15,459,022

Avg. assets under management (millions)	$931	$1,078

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides money management and other services to U.S. Global Investors Funds, the U.S. Global Jets ETF and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Total Annualized Returns as of 6/30/15

	One-Year	Five-Year	Ten-Year	Gross Expense Ratio	Expense Cap
Near-Term Tax Free Fund	0.90%	2.27%	2.98%	1.08%	0.45%

Expense ratio as stated in the most recent prospectus. The expense cap is a contractual limit through April 30, 2016, for the Near-Term Tax Free Fund, on total fund operating expenses (exclusive of acquired fund fees and expenses, extraordinary expenses, taxes, brokerage commissions and interest). Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the

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September 16, 2015

effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by clicking here or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Mutual funds distributed by U.S. Global Brokerage, Inc.

Bond funds are subject to interest-rate risk; their value declines as interest rates rise. Though the Near-Term Tax Free Fund seeks minimal fluctuations in share price, it is subject to the risk that the credit quality of a portfolio holding could decline, as well as risk related to changes in the economic conditions of a state, region or issuer. These risks could cause the fund’s share price to decline. Tax-exempt income is federal income tax free. A portion of this income may be subject to state and local taxes and at times the alternative minimum tax. The Near-Term Tax Free Fund may invest up to 20% of its assets in securities that pay taxable interest. Income or fund distributions attributable to capital gains are usually subject to both state and federal income taxes.

The Purchasing Manager’s Index is an indicator of the economic health of the manufacturing sector. The PMI index is based on five major indicators: new orders, inventory levels, production, supplier deliveries and the employment environment